Exhibit H(34)

FORM OF

NINTH AMENDMENT TO PARTICIPATION AGREEMENT

REGARDING RULES 30e-3 AND 498A

Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, and MML Bay State Life Insurance Company (individually and collectively, the “Company”), MML Series Investment Fund (“MML Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, and MML Investment Advisers, LLC (the “Adviser”), a Delaware limited liability company, entered into a certain participation agreement dated November 17, 2005 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of _ _____________, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), MML Trust, and the Adviser (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of MML Trust (individually, a “Fund” and collectively, the “Funds”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver MML Trust shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms, and conditions of Rule 30e-3 in order to satisfy its obligation to deliver MML Trust shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the 1933 Act) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act) (Rule 498A) for the Funds be delivered to contract owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless MML Trust prepares and provides the Trust Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, MML Trust, and the Adviser hereby agree to amend the Participation Agreement as follows:

1.	Provision of Trust Documents; Website Posting.

(a)	Trust Documents. MML Trust is responsible for preparing and providing to the Company the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A, as applicable:

(i)	Summary Prospectus for the Funds;

(ii)	Statutory Prospectus for the Funds;

(iii)	Statement of Additional Information (“SAI”) for the Funds; and

(iv)         Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)          Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)         Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Trust Documents.

(i)	MML Trust and the Adviser shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Funds to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the MML Trust’s securities and the Variable Contracts.

(ii)	MML Trust and the Adviser shall provide the Shareholder Reports and Portfolio Holdings as soon as practicable after the Shareholder Reports and Portfolio Holdings are approved (to facilitate the required website posting) each time that the required materials are required to be posted by Rule 30e-3. MML Trust and the Adviser represent and warrant that the Shareholder Reports provided to Contract Owners contain the Complete Portfolio Holdings. If MML Trust and Adviser discontinue including the Complete Portfolio Holdings in the Shareholder Reports, they will give the Company no less than sixty (60) day’s advance written notice.

(c)	Format of Trust Documents. MML Trust and the Adviser, either directly or through its third party web hosting vendor, if applicable, shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (e)(2)(i) of Rule 498); and

(ii)	permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (e)(2)(ii) of Rule 498); and
(iii)	permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (e)(2)(i) and (ii) of Rule 498 (in accordance with paragraph (e)(3) of Rule 498).

(d)	Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that MML Trust and Adviser fulfill their obligations under this Amendment.

(e)	Notice Fee. MML Trust shall bear a proportionate cost of the fees and expenses related to the production, printing, and distribution of the notices of availability of MML Trust’s Shareholders’ Reports to existing Contract Owners (the notices required by paragraph (c) of Rule 30e-3) through the payment of a Notice Fee to the Company.

(i)	Amount of Fee. The Notice Fee shall be calculated as a percentage fee based on MML Trust assets invested in by the Company.

(ii)	Payment of Fee. MML Trust shall pay the Notice Fee to the Company within 15 business days after the Company sends the invoice to MML Trust.

(iii)	Review and Renegotiation. From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of producing, printing, and distributing the notices of availability of MML Trust’s Shareholder Reports to existing Contract Owners (pursuant to paragraph (c) of Rule 30e-3). The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party.

(f)	Use of Summary Prospectuses.

(i)	The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	MML Trust and Adviser shall ensure that a summary prospectus is available for the Funds, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Content of Trust Documents. MML Trust and the Adviser shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, MML Trust and the Adviser shall be responsible for ensuring that the Trust Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of

1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)	Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

Article III of the Participation Agreement is hereby renamed “Article III. Provision of Trust Documents for Paper Delivery; Proxy Statements; Voting”. Section 3.1 of the Participation Agreement, as amended by the Eighth Amendment to Participation Agreement dated as of February 20, 2020, is deleted in its entirety and replaced with the following:

3.	Provision of Trust Documents for Paper Delivery.

(a)	MML Trust or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Trust Documents as set in type), and such other assistance as is reasonably necessary to have the then current Trust Documents printed for distribution to existing Contract Owners (such Trust Documents may be printed individually or in combination with other Trust Documents, applicable Variable Contract documents, or similar documents of other fund companies, all as is permitted by the 1933 Act); the reasonable costs of providing the electronic documentation and of such printing to be borne by the MML Trust.

(b)	Alternatively, if requested by the Company in lieu thereof, as the Company may reasonably request from time to time, MML Trust or its designee shall provide the Company, at the expense of MML Trust, with sufficient paper copies of the then current Trust Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from existing Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

For avoidance of doubt, MML Trust shall be responsible for the cost of printing all supplements to the prospectus and/or Statement of Additional Information for MML Trust as of January 1, 2020.

4.	Fund Expense and Performance Data. MML Trust shall provide such data regarding each Fund’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, MML Trust shall provide the following Fund expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), as soon as reasonably practicable after the close of each Fund’s fiscal year:

(a)	the gross “Annual Fund Operating Expenses” for each Fund calculated in accordance with Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b)	the net “Annual Fund Operating Expenses” for each Fund calculated in accordance with Form N-1A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Fund (or MML Trust); and

(c)	the “Average Annual Total Returns” for each Fund (before taxes) as calculated pursuant to Form N-1A (for the 1, 5, and 10 year periods).

5.	Construction of this Amendment; Participation Agreement.

(a)	This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)	To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.	Indemnification. MML Trust and the Adviser specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs, and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by MML Trust or Adviser to provide the Trust Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of MML Trust and Adviser under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

MML SERIES INVESTMENT FUND	MML INVESTMENT ADVISERS, LLC
By its authorized officer	By its authorized officer

By:	By:

Print Name:	Print Name:

Title:	Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY:	MML BAY STATE LIFE INSURANCE COMPANY:
By its authorized officer	By its authorized officer

By:	By:

Print Name:	Print Name:

Title:	Title:

C.M. LIFE INSURANCE COMPANY:
By its authorized officer

By:

Print Name:

Title: